Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153241 Form S-3 of our report dated March 2, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) No. 48,  “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No.109”), relating to the financial statements and financial statement schedule of Southwestern Public Service Company appearing in this Annual Report on Form 10-K of Southwestern Public Service Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 2, 2009